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                                                                  EXHIBIT 10.12


March 8, 2001

Robert L. Aromando, Jr.
22 Homestead Farm Road
Alexandria Township
Milford, New Jersey 08848

Dear Mr. Aromando:

It is our pleasure to formally offer you the position of Chief Executive Officer for American Bio Medica Corporation (ABMC), reporting directly to the Board of Directors of ABMC. Your position will be co-located between our Kinderhook facility and our New Jersey office. Below, we have outlined the major terms and conditions of this offer for your new position.


TERM

Your employment with ABMC will be for a term of one year, automatically renewed unless either side gives advance notice of 60 days.

SALARY AND BONUS

Your base salary will be $15,000 per month, which is equivalent to $180,000 on an annualized basis. You will be eligible for your first performance and merit review by the Board of Directors in May 2001; any merit award will be prorated for your length of service. In addition, you will be issued 300,000 stock options of ABMC at the closing market price on your official start date, March 1, 2001. All of your stock options will vest over a three-year period in annual increments of 33.3% per year on the anniversary date of the grant. Also, ABMC will provide you with a monthly car allowance of $750.00, payable on or about the 1st of each month, and will also provide reimbursement of all business related expenses including, but not limited to, gas, tolls, emergency repairs while on ABMC business, telephone etc.

The bonus plan has been set up to provide rewards to you based on achieving milestones in both the net sales and net income numbers (as set forth in ABMC's annual audited financial statements) over a period of time, as indicated below.

                            NET        NET      CASH           STOCK
YEAR                       SALES     INCOME     BONUS        OPTIONS
FY 01                      $10.5M    B/E       $      0       50,000
FY 02                      $15M      $1.5M     $ 50,000      100,000
FY 03                      $25M      $  5M     $250,000      250,000
FY 04                      $40M      $7.5M     $500,000      500,000


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Fiscal Year 05 to be visited at a later date but will not include any additional large option grants.
Payout of cash bonus and stock options will be contingent upon achieving a minimum of 90% of the stated goals. Cash bonus and stock options will be paid and issued no later than 30 days after the date ABMC's accountants submit the audited financial statements to the Board of Directors for its review. Stock options will be issued at the closing market price of the common shares on the date of issuance and vest over a four-year period in annual increments of 25% per year on the anniversary date of the grant.

BENEFITS

At present time ABMC medical benefits program may not be sufficient to meet your current family needs, however the existing program will be made available to your if you elect to participate. In the event you determine the ABMC program to be insufficient, you will have the option of continuing your coverage from your existing employer (Covance) once you have separated, for the permitted time under the law. The cost of this coverage will be paid by ABMC, less the current dollar contribution under your obligation. At the expiration of that period, or before, you may initiate in your position a new medical benefits program for all ABMC employees. In addition, ABMC does not offer a personal life insurance program at this time, however, ABMC will reimburse you for 75% of the annual cost of such a policy that you may secure through your current insurance carrier.

Other benefits include:

-    20 vacation days
-    Usual corporate holidays
-    2 personal days
-    401 (k)


SEVERANCE

In the unlikely event that the Board of Directors of ABMC elects to terminate your employment for anything other than cause, (defined as commission of a crime (other than minor traffic offenses), acts of dishonesty, fraud of malfeasance in connection with your service on behalf of the Company, gross dereliction of duty, willful failure to carry out any lawful directive of the Board of Directors, or material violations of Company policies) you will receive severance pay equal to twelve (12) months of your current base salary at the time of separation, with continuation of all medical benefits during the twelve-month period. The severance payment will be made under the current pay cycle, each pay period, during the 12 months.


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Additionally, you may elect to exercise this severance provision at your option under the following circumstances:

- If you are required to relocate by the Board of Directors of ABMC as a condition of continued employment
- A substantial change in responsibilities at the direction of the Board of Directors of the responsibilities normally assumed by a president and chief executive officer (i.e., demotion)
- Change in control of the Company, (i.e., if the Company is acquired wholly or if another corporate entity becomes the controlling shareholder)

SIGN-ON BONUS

You will receive a sign-on bonus in the amount of $25,000. This will be paid in the first full payroll cycle after your employment begins. If you voluntarily terminateyour employment within one (1) year, the net amount of your sign-on bonus will be subject to repayment according to the following schedule:

               Less than 6 months' services with ABMC - 100%
               6 months' to 1 year's service with ABMC - 50%

This payment will be deducted from your final pay. You will be responsible for repaying any outstanding balance to ABMC within thirty (30) days of separation.

RESTRICTIVE COVENANTS

     Non-Solicitation

During the twelve (12) months immediately following your termination from employment with ABMC for any reason, you agree that:

- you will not, directly or indirectly, accept or solicit in any manner or capacity whatsoever, including by way of illustration, but not limitation, call upon, mail or e-mail notices to, or make telephone calls to, any Customer (defined below) or Customer Prospect (defined below) of ABMC, for the purpose of selling any Covered Services (defined below) or engaging in any business which directly or indirectly competes with ABMC.

- you will not solicit, endeavor to entice away from ABMC, or otherwise interfere with the relationship of ABMC with any person who is employed (or, but for any violation of this agreement, would have been employed) by or otherwise engaged to perform services for ABMC, whether for your own account or for the account of any other person or entity.




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     CONFIDENTIALITY

You agree not to disclose any Confidential Information (defined below) and you promise to take all reasonable precautions to prevent its unauthorized dissemination, both at all times during your employment with ABMC and after your employment. You agree to limit the disclosure of any Confidential Information to only those employees and agents of ABMC who have a need to know the information and who have similarly agreed to keep such information confidential.

You further agree not to use any Confidential Information for your own benefit of for the benefit of anyone other than ABMC. You acknowledge that all Confidential Information is and remains the property of ABMC and that no license or rights in the Confidential Information has been or is granted to you.

               "Confidential Information" means and includes all information relating to marketing, advertising, public relations, development, services, trade secrets, trade "know-how," business plans, Customer (as defined below) and Customer Prospect (as defined below) lists, distributor lists, Customers and Customer Prospects information, distributor information, financial date, personnel date, employee compensation and benefits information, new personnel acquisition plans, details of contracts, pricing policies, operational methods, marketing plans or strategies, service development techniques or plans, business acquisition or investment plans, or other confidential and proprietary information related to the business or affairs of ABMC and its Customers or Customer Prospects.

               The term "Customer" means any person or entity for which ABMC performed any Covered Services during the one (1) year period immediately preceding the termination of your employment with ABMC for any reason whatsoever.

               "Customer Prospect" means any person or entity to which ABMC made a new business presentation or proposal related to Covered Services during the one (1) year period immediately preceding the termination of your employment with ABMC for any reason whatsoever.

               "Covered Services" means any services or products of whatever kind or character offered or provided by ABMC to any Customer.


               ENFORCEMENT

If any of provision of the restrictive covenants shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision is held


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invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in al other circumstances.

If, in connection with any action taken by ABMC to enforce the provisions of the restrictive covenants of this agreement, a court shall hold that all or any portion of the restrictions contained therein a re unreasonable under the circumstances then existing so as to render such restrictions invalid or unenforceable, the parties agree that any court of competent jurisdiction may reform such unreasonable restrictions to the extent necessary to make such restrictions reasonable under the circumstances then existing so as to render such restrictions both valid and enforceable.

You agree to indemnify, save and hold harmless ABMC from and against any and all claims, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by ABMC arising out a any action to enforce the terms of the restrictive covenants of this agreement.


OTHER EMPLOYMENT INFORMATION

In making this offer of employment, ABMC has relied on your representations that: (a) you are not currently a party to any contract of employment that might impede your ability to accept this offer or to perform the services completed thereby; and (b) that you are not subject to any non-competition arrangement or other restrictive covenants that might restrict your employment at ABMC as contemplated by this offer.

EXCLUSIVE SERVICE

You will perform services exclusively for ABMC and you will not perform services for any other entities during the term of this agreement.

Bob, we are enthusiastic about you joining ABMC and our expectation is that you will make a tremendous contribution to our long-term success.

Sincerely


/s/ Gerald Moore
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Gerald Moore
Director and Chairman of the Compensation Committee

/s/ Stan Cipkowski
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Stan Cipkowski
President


Accepted this 8th day of March, 2001 by:

/s/ Robert L. Aromando, Jr.
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Robert L. Aromando, Jr.